Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-190384) pertaining to the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan, as amended, and

(2)	Registration Statement (Form S-8 No. 333-178637) pertaining to the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan and TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors;

of our reports dated February 11, 2014, with respect to the consolidated and combined financial statements of TripAdvisor, Inc., and the effectiveness of internal control over financial reporting of TripAdvisor, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 11, 2014